UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 21, 2015

PRESS GANEY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37398	20-0259496
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Edgewater Place

Suite 500

Wakefield Massachusetts 01880

(Address of principal executive offices) (Zip Code)

(781) 295-5000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2015, Press Ganey Holdings, Inc. (the “Company”) entered into a letter agreement with Matthew W. Hallgren, pursuant to which Mr. Hallgren will transition to the position of Senior Vice President, Finance on August 31, 2015 (the “Transition Date”).  As previously announced, Mr. Hallgren will cease serving as the Company’s Chief Financial Officer on the Transition Date.

Under the terms of the letter agreement, Mr. Hallgren will receive an annual base salary of $200,000 and will be eligible for an annual performance-based bonus with a target award amount equal to thirty percent (30%) of his base salary.  If the Company terminates Mr. Hallgren’s employment without cause on or prior to the first anniversary of the Transition Date, Mr. Hallgren will be entitled to receive (i) $100,000, payable in substantially equal installments during the six (6) months following the date of termination in accordance with the Company’s standard payroll practices, and (ii) if he elects to continue participating in the Company’s healthcare plans pursuant to COBRA, payment of his COBRA premiums for a period of up to six (6) months following the date of termination.  Mr. Hallgren’s receipt of any severance payments or benefits under the letter agreement is contingent, among other things, upon his executing a general release of claims in the Company’s favor.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESS GANEY HOLDINGS, INC.

By:	/s/ Devin J. Anderson
Devin J. Anderson
General Counsel and Corporate Secretary

Date: August 25, 2015

3